Exhibit (a)(52)

THE RBB FUND,

INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by re-designating the unissued and issued shares of Class VVV (Robeco WPG Large Cap Growth Fund Institutional Class) and unissued shares of Class EEEE (Robeco WPG Large Cap Growth Fund Investor Class) as follows:

Old Designation	New Designation
Class VVV Robeco WPG Large Cap Growth Fund Institutional Class	Class VVV Robeco WPG 130/30 Large Cap Core Fund Institutional Class
Class EEEE Robeco WPG Large Cap Growth Fund Investor Class	Class EEEE Robeco WPG 130/30 Large Cap Core Fund Investor Class

SECOND: The foregoing amendments to the charter of the Corporation were approved by the vote of a majority of the entire Board of Directors. The foregoing amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its duly authorized officer who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

THE RBB FUND, INC.

By:	/S/ EDWARD J. ROACH
Edward J. Roach
President

WITNESS:

By:	/S/ JENNIFER ROGERS
Jennifer Rogers
Secretary